Exhibit 5.1

2049 Century Park East, Suite 3700 Los Angeles, CA 90067 United States +1 310 552 4200 www.kirkland.com	Facsimile: +1 310 552 5900

February 19, 2026

Blue Owl Capital Inc.

399 Park Avenue

37th Floor

New York, NY 10022

Re:	Second Amended and Restated Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan

Ladies and Gentlemen:

We are acting as counsel to Blue Owl Capital Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”), relating to the registration of 50,000,000 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Shares”), that may be issued by the Company pursuant to the Second Amended and Restated Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”). The Class A Shares are to be issued by the Company upon grant, vesting or exercise of certain share-based awards (the “Awards”) granted and to be granted pursuant to the Plan.

As such counsel, we have participated in the preparation of the Registration Statement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the certificate of incorporation of the Company; (ii) the bylaws of the Company; (iii) the resolutions of the Board of Directors of the Company; and (iv) the Registration Statement, together with the exhibits filed as a part thereof.

We have made such examination of law as we have deemed necessary or advisable to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares of common stock that the Company is authorized to issue pursuant to its certificate of incorporation exceeds the number of shares of common stock outstanding and the number of shares of common stock that the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes by at least the number of Class A Shares, and we have assumed that such condition will remain true at all future times relevant to this opinion.

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Blue Owl Capital Inc.

February 19, 2026

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that, assuming no change in the applicable law or pertinent facts, the Class A Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Awards and the Plan, including payment of any applicable exercise price therefor, will be validly issued, and holders of the Class A Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Class A Shares.

This opinion is based upon and expressly limited in all respects to the Delaware General Corporation Law, as in effect on the date hereof, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect, of the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Delaware. The reference and limitation to the “Delaware General Corporation Law” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Class A Shares.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of any changes in applicable law or any other facts, circumstances, events, developments or other matters that may come to our attention after the date hereof that may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP